410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1
Oil-Dri Announces Record Sales for the Second Quarter
and First Six-Months of Fiscal 2022

CHICAGO- (March 11, 2022) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its second quarter and first six-months of fiscal year 2022.

	Second Quarter			Year to Date
(in thousands, except per share amounts)	Ended January 31			Ended January 31
	2022	2021	Change	2022	2021	Change
Consolidated Results
Net Sales	$87,210	$74,500	17%	$169,670	$150,597	13%
Net Income Attributable to Oil-Dri	$2,002	$4,299	(53)%	$2,587	$8,283	(69)%
Earnings per Common Diluted Share	$0.28	$0.61	(54)%	$0.37	$1.17	(68)%
Business to Business
Net Sales	$32,624	$26,283	24%	$61,553	$53,805	14%
Segment Operating Income*	$7,590	$7,113	7%	$14,336	$14,713	(3)%
Retail and Wholesale
Net Sales	$54,586	$48,217	13%	$108,117	$96,792	12%
Segment Operating Income*	$926	$3,178	(71)%	$1,000	$6,728	(85)%

* Segment operating income for three months and six months ended January 31, 2021 have been adjusted. See Note 1 of the unaudited Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the six months ended January 31, 2022.

Daniel S. Jaffee, President and Chief Executive Officer, stated, “While we delivered another record breaking quarter of consolidated net sales, we continued to suffer the effects from ongoing inflationary headwinds. We implemented aggressive pricing strategies and cost saving measures to mitigate these pressures, but still have a ways to go to rebuild margins to historical levels. We will continue to take pricing actions in response to ongoing increases on our key cost inputs. Supply chain disruptions, logistics delays, and capacity constraints remained a challenge during the second quarter of fiscal 2022, causing a backlog of orders as we tried to keep up with higher demand. However, our team is working diligently to overcome these obstacles and deliver our value-added products to our customers. I am pleased to report that our growth strategies are proving to be effective with our animal health business gaining traction both across the globe and domestically, as more customers are embracing the benefits of our unique mineral. Consumer demand for our lightweight cat litter continues to gain momentum as demonstrated by the sales growth we achieved for both our branded and private label products. As we move forward, we will strive to improve profitability, focus on growing our business, and take advantage of opportunistic share repurchases.”

Consolidated Results
For the third consecutive quarter, we achieved record high consolidated net sales, which reached $87 million in the second quarter of fiscal 2022, a 17% increase over the prior year. Revenue growth was demonstrated across all principal product segments, with significant sales generated from cat litter, fluids purification, and agricultural products. Substantial volume growth across product lines drove much of this sales improvement. Price increases also contributed to these revenue gains, but to a lesser extent than increased demand.

Second quarter consolidated gross profit decreased by approximately $1 million, or 7%, reducing margins to 18% in fiscal 2022 from 22% in fiscal 2021. This decline can be attributed to a 13% increase in domestic cost of goods sold per ton compared to the prior year. Inflation continued to negatively impact many of our key cost inputs, and supply chain and logistics challenges along with capacity constraints persisted in the second quarter of fiscal 2022. High resin costs contributed to a 30% increase in our domestic packaging costs per ton for the second quarter of fiscal 2022 compared to last year, while domestic natural gas per ton increased 90%. Domestic non-fuel operating costs per ton increased 9%, driven by higher costs for repairs, labor, and purchased materials. Trucking capacity constraints and high fuel costs generated a 31% increase in domestic freight per ton, excluding the freight that is no longer charged to a large customer whose freight terms have changed. Higher ocean freight costs were also incurred on our foreign shipments as a result of ongoing global vessel market disruptions.

In the second quarter of fiscal 2022, consolidated operating income was approximately $1.9 million compared to $4.2 million in fiscal 2021. Selling, general and administrative (“SGA”) expenses increased by 10% in the second quarter versus the prior year. Reduced advertising spending and lower bad debt expense were offset by compliance penalties caused by supply chain disruptions and increased expenditures on personnel, travel, marketing, and outside services related to strategic initiatives to grow our business. Second quarter consolidated net income attributed to Oil-Dri was $2 million in fiscal 2022 compared to $4 million in fiscal 2021.

Other income of $452,000 for the second quarter of fiscal 2022 was lower than the prior year by $461,000 and included higher interest expense and exchange rate losses.

Cash and cash equivalents decreased to $29 million at the end of the second quarter of fiscal 2022 as compared to $31 million at the end of same period last year. Debt increased to approximately $34 million as of January 31, 2022 from $10 million a year ago. On December 16, 2021, the Company issued $25 million in aggregate principal amount of its Series C Senior Notes payable over a 10-year term as part of a $75 million note purchase and private shelf agreement. These additional funds will be used to operate the business and allow for strategic capital investments necessary for growth in the future. During the second quarter, the Company repurchased 113,236 shares of Common Stock with a total value of approximately $3.9 million.

Product Group Review
The Business to Business Products (“B2B”) Group’s second quarter of fiscal 2022 revenues reached an all-time high of $32.6 million, a 24% gain over the prior year. All principal products within the B2B Products Group demonstrated topline growth. Sales of fluids purification and agricultural products drove the majority of the increase, followed by revenue gains from our co-packaged coarse cat litter and animal health businesses. Fluids purification product sales reached a record quarterly high of over $15 million, an 18% increase over the prior year. Revenues from bleaching clay as well as jet fuel purification products rose in the second quarter. Sales to North America, Latin America, and Europe were strong as a result of increased demand, and to a lesser extent, from higher prices. Second quarter of fiscal 2022 agricultural products revenues were $7.3 million which reflects an increase of 45% over last year. Increased demand, higher prices, and a shift of orders from the first quarter to the second quarter contributed to this sales improvement. Our co-packaging coarse cat litter business experienced record net sales of $4.7 million, an increase of 26% in the second quarter compared to the prior year. This topline growth was primarily a result of higher pricing and, to some extent, an increase in volume. Sales from our animal health products reached an all-time high of $5.6 million, or an 18% increase over the prior year. Leading drivers of this growth can be attributed to an increase in demand from customers in North America, Latin America, and China. Sales climbed as a result of gaining new foreign and domestic customers, a new product line in the United States, and timing of orders. While second quarter fiscal 2022 revenues to Asia remained flat compared to last year, our animal health business in Mexico declined as second quarter fiscal 2021 sales included products that are no longer part of our business strategy. African swine fever and low pork prices continued to hinder the full growth potential of our animal feed additives business in both China and other areas in Asia. Ocean freight delays also impeded shipments to many of our foreign customers who purchase our animal health products.

Operating income for the B2B Products Group was $7.6 million in the second quarter of fiscal 2022 compared to $7.1 million in fiscal 2021, reflecting a 7% increase. Higher sales offset inflation on cost of goods sold and a 19% increase in SG&A expenses over last year. These elevated SG&A costs include additional sales and leadership personnel, travel, and marketing costs related to the investment in our animal health business, partially offset by lower bad debt expenses.

The Retail and Wholesale (“R&W”) Products Group’s second quarter revenues reached a record quarterly high of $55 million, or a 13% gain over the prior year. This was driven by a 10% increase in global cat litter sales as well as a 31% increase in global industrial and sports products revenues. Price increases along with substantial volume growth of our scoopable litter products contributed to the 9% improvement in domestic cat litter and related accessories revenues. Sales from our combined domestic branded and private label lightweight litter items rose 15% in the second quarter of fiscal 2022 compared to the prior year. Once again, we exceeded the lightweight litter sub-category sales growth of 7% for the 12-week period ended January 29, 2022, according to third-party research data for retail sales1. Revenue increases from our Canadian subsidiary were also achieved in the second quarter of fiscal 2022 when compared to the prior year. Higher demand for our lightweight cat litter products in conjunction with increased prices on litter and industrial items drove the sales gain in Canada. In the second quarter of fiscal 2022, we experienced topline growth of 33% from our domestic industrial and sports products business compared to the prior year. This increase was driven by the return of pre-pandemic industrial product purchasing levels, the reopening of sports fields across the United States, and higher pricing.

Operating income for the R&W Products Group was $926,000 in the second quarter of fiscal year 2022 compared to $3.2 million in fiscal year 2021. Revenue gains and reduced SG&A expenses were offset by significant inflation on cost of goods. SG&A expenses for the second quarter of fiscal year 2022 declined by 1% from last year. A reduction in advertising spending was partially offset by compliance penalties caused by supply chain disruptions, travel expenses and personnel costs. We expect total advertising costs for the full fiscal year 2022 to be lower than fiscal year 2021.

The Company will host its second quarter of fiscal 2022 earnings discussion via webcast on Monday, March 14, 2022 at 10:00 a.m. Central Time. Participation details are available on the company’s website’s Events page.

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1Based in part on data reported by NielsenIQ through its Scantrack Service for the Cat Litter Category in the 12-week period ended January 29, 2022, for the U.S. xAOC+Pet Supers market. Copyright © 2022 Nielsen.

Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With 80 years of experience, the company continues to fulfill its mission to Create Value from Sorbent Minerals.

“Oil-Dri” is a registered trademark of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential,” and variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, price fluctuations and pressures, increases in costs, disruptions to our and our counterparties’ businesses and operations and other uncertainties and assumptions that are described in Item 1A (Risk Factors) of our Quarterly Report on Form 10-Q for the quarter ended January 31, 2022 and our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected, planned or otherwise expressed in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Category: Earnings

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)	Second Quarter Ended January 31
	2022	% of Sales	2021	% of Sales
Net Sales	$87,210	100.0%	$74,500	100.0%
Cost of Sales (1)	(71,624)	(82.1)%	(57,811)	(77.6)%
Gross Profit	15,586	17.9%	16,689	22.4%
Selling, General and Administrative Expenses (1)	(13,668)	(15.7)%	(12,445)	(16.7)%
Operating Income	1,918	2.2%	4,244	5.7%
Interest Expense	(313)	(0.4)%	(164)	(0.2)%
Other Income, Net	765	0.9%	1,077	1.4%
Income Before Income Taxes	2,370	2.7%	5,157	6.9%
Income Tax Expense	(409)	(0.5)%	(869)	(1.2)%
Net Income	1,961	2.2%	4,288	5.8%
Net Loss Attributable to Noncontrolling Interest	(41)	—%	(11)	—%
Net Income Attributable to Oil-Dri	$2,002	2.3%	$4,299	5.8%

Net Income Per Share: Basic Common	$0.29		$0.62
Basic Class B Common	$0.22		$0.47
Diluted Common	$0.28		$0.61
Diluted Class B Common	$0.22		$0.46
Avg Shares Outstanding: Basic Common	5,077		5,150
Basic Class B Common	1,939		1,934
Diluted Common	5,186		5,253
Diluted Class B Common	1,965		1,967

(1) Subsequent to the issuance of our Annual Report on Form 10-K for the fiscal year ended July 31, 2020, we identified an immaterial error in our historical financial statements related to the classification of certain costs as selling, general and administrative expenses as it relates to the production of our inventory and should be classified as cost of sales. These costs generally relate to our annual discretionary bonus and 401(k) employer match for our manufacturing employees, employee salaries for individuals in our support functions that spend a portion of their time related to our manufacturing operations such as IT, and other costs mostly related to consultants and outside services. Since the error was not material to any prior period interim or annual financial statements, we have adjusted for these errors by revising our historical consolidated financial statements. See Note 1 of the unaudited Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the three months ended January 31, 2022 for further information about amounts included in this line item for the periods presented.

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)
	Six Months Ended January 31,
	2022	% of Sales	2021	% of Sales
Net Sales	$169,670	100.0%	$150,597	100.0%
Cost of Sales (1)	(140,266)	(82.7)%	(115,128)	(76.4)%
Gross Profit	29,404	17.3%	35,469	23.6%
Selling, General and Administrative Expenses (1)	(27,041)	(15.9)%	(26,048)	(17.3)%
Operating Income	2,363	1.4%	9,421	6.3%
Interest Expense	(490)	(0.3)%	(356)	(0.2)%
Other Income, Net	1,207	0.7%	847	0.6%
Income Before Income Taxes	3,080	1.8%	9,912	6.6%
Income Tax Expense	(524)	(0.3)%	(1,675)	(1.1)%
Net Income	2,556	1.5%	8,237	5.5%
Net Loss Attributable to Noncontrolling Interest	(31)	—%	(46)	—%
Net Income Attributable to Oil-Dri	$2,587	1.5%	$8,283	5.5%

Net Income Per Share: Basic Common	$0.38		$1.20
Basic Class B Common	$0.28		$0.89
Diluted Common	$0.37		$1.17
Diluted Class B Common	$0.28		$0.88
Avg Shares Outstanding: Basic Common	5,095		5,149
Basic Class B Common	1,930		1,930
Diluted Common	5,211		5,265
Diluted Class B Common	1,966		1,972

(1) Subsequent to the issuance of our Annual Report on Form 10-K for the fiscal year ended July 31, 2020, we identified an immaterial error in our historical financial statements related to the classification of certain costs as selling, general and administrative expenses as it relates to the production of our inventory and should be classified as cost of sales. These costs generally relate to our annual discretionary bonus and 401(k) employer match for our manufacturing employees, employee salaries for individuals in our support functions that spend a portion of their time related to our manufacturing operations such as IT, and other costs mostly related to consultants and outside services. Since the error was not material to any prior period interim or annual financial statements, we have adjusted for these errors by revising our historical consolidated financial statements. See Note 1 of the unaudited Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the six months ended January 31, 2022 for further information about amounts included in this line item for the periods presented.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

		As of January 31
		2022	2021
Current Assets
Cash and Cash Equivalents		$29,009	$30,708
Accounts Receivable, Net		45,970	38,896
Inventories		29,797	23,655
Prepaid Expenses and Other Assets		11,978	9,528
Total Current Assets		116,754	102,787
Property, Plant and Equipment, Net		99,861	91,653
Other Noncurrent Assets		30,599	33,757
Total Assets		$247,214	$228,197

Current Liabilities
Current Maturities of Notes Payable		$1,000	$1,000
Accounts Payable		10,145	7,276
Dividends Payable		1,845	1,799
Other Current Liabilities		25,882	24,854
Total Current Liabilities		38,872	34,929
Noncurrent Liabilities
Notes Payable		32,778	8,864
Other Noncurrent Liabilities		22,273	31,963
Total Noncurrent Liabilities		55,051	40,827
Stockholders' Equity		153,291	152,441
Total Liabilities and Stockholders' Equity		$247,214	$228,197

Book Value Per Share Outstanding		$21.82	$21.53

Acquisitions of:
Property, Plant and Equipment	Second Quarter	$3,838	$4,030
	Year To Date	$10,574	$7,598
Depreciation and Amortization Charges	Second Quarter	$3,317	$3,561
	Year To Date	$6,773	$7,065

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Six Months Ended
	January 31
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$2,556	$8,237
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	6,773	7,065
Increase in Accounts Receivable	(5,023)	(3,798)
(Increase) Decrease in Inventories	(6,236)	412
Increase (Decrease) in Accounts Payable	1,326	(3,901)
Decrease in Accrued Expenses	(1,595)	(5,201)
Decrease in Pension and Postretirement Benefits	(616)	(437)
Other	2,876	708
Total Adjustments	(2,495)	(5,152)
Net Cash Provided by Operating Activities	61	3,085

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(10,574)	(7,598)
Other	—	3
Net Cash Used in Investing Activities	(10,574)	(7,595)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Notes Payable	25,000	—
Payment of Debt Issuance costs	(114)	—
Dividends Paid	(3,728)	(3,606)
Purchases of Treasury Stock	(6,201)	(2,189)
Net Cash Provided by (Used In) Financing Activities	14,957	(5,795)

Effect of exchange rate changes on Cash and Cash Equivalents	(26)	123

Net Increase (Decrease) in Cash and Cash Equivalents	4,418	(10,182)
Cash and Cash Equivalents, Beginning of Period	24,591	40,890
Cash and Cash Equivalents, End of Period	$29,009	$30,708